EXHIBIT 21.1

LIST OF SUBSIDIARIES OF MED-X, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Pacific Shore Holdings, Inc.	Delaware
Pacific Shore Holdings, Inc. (1)	California

(1) Wholly owned subsidiary of Pacific Shore Holdings, Inc., a Delaware corporation.